Exhibit 99.1

FOR IMMEDIATE RELEASE

November 8, 2012

COMPANY CONTACT:

Kendra Berger

Chief Financial Officer

NTN Buzztime, Inc.

(760) 438-7400

CCG CONTACT:

Mark Collinson

Partner

CCG Investor Relations

(310) 954-1343

NTN Buzztime, Inc. Announces Third Quarter 2012 Results

CARLSBAD, Calif., November 8, 2012 — NTN Buzztime, Inc. (NYSE MKT: NTN) today announced results for the third quarter ended September 30, 2012.

“Lowering our cost base is freeing up cash flow that allows us to more aggressively invest in new technology platforms and products,” said Jeff Berg, the Company’s Interim CEO. “We have changed the way we approach our business which we now segment for internal purposes into two businesses: Classic and Next Gen. The change allows us to optimize how we allocate human and capital resources by tying each segment’s objectives to a financial and product outcome. At Classic, we have a solid foundation of customers and operating experience on which to maximize profits and cash flow. This allows us to simultaneously invest in a re-envisioned Buzztime with the energy and innovation of a start-up enterprise we refer to as Next Gen, one which aims to engage a broad new generation of consumers in an entertainment experience that is both created for, and suited to, the retail environment.”

Results for the Third Quarter Ended September 30, 2012

Revenues for the third quarter of 2012 were $6.1 million, compared to revenues of $5.9 million for the same period of 2011. The 3% increase in revenue was primarily the result of revenue generated from the Stump! Trivia business we acquired in October 2011, offset by lower average site count and lower average revenue per site.

The Company ended the third quarter of 2012 with 3,739 subscribing venues, compared to 3,910 at the end of the third quarter of 2011. During the third quarter of 2012, installations were lower at 163 compared with 220 in the same quarter last year, and terminations were lower at 199 compared to 214. Customer churn was 5.3% for the quarter compared to 5.5% in the prior year period.

Total site counts and churn percentages	Q3 2012	Q3 2011	Increase (Decrease)
Site Count – Beginning of Quarter	3,775	3,904	(129)
Q3 Installations	163	220	(57)
Q3Terminations	(199)	(214)	(15)
Site Count - End of Quarter	3,739	3,910	(171)
Churn Percentage	5.3%	5.5%	(0.2)

1

Gross margin as a percentage of revenue decreased to 75% in the third quarter of 2012, compared to 78% in the third quarter of 2011. Direct costs increased primarily due to Stump! Trivia direct expenses, which were offset by a decrease in service provider fees primarily due to fewer service calls, a decrease in content fees and a decrease in freight expense due to fewer installations and deinstallations of customer sites during the third quarter of 2012 compared to the same period in 2011.

Selling, general and administrative expenses decreased 18%, to $4.3 million for the third quarter of 2012 from $5.2 million for the same period in 2011. The $0.9 million decrease in selling, general and administrative expenses was primarily due to a decrease of $0.9 million for payroll and related expenses resulting from our reorganization that took place during the second quarter of 2012, decreased travel and entertainment expense of $0.2 million also related to our reorganization and decreased selling and marketing expense of $0.2 million. These decreases were offset by increased consulting expense of $0.2 million for product development and administrative services and increased software maintenance expense of $0.1 million due to new maintenance contracts and license fees.

Net income for the third quarter of 2012 was $0.1 million, or $0.00 per share, compared to a net loss of $0.8 million or $0.01 per share in the same period a year ago.

Conference Call

Management will review these results in a conference call today, November 8, 2012, at 4:30 p.m. ET.

To access the conference call, please dial (877) 790-8271, if calling from the United States or Canada, or (954) 320-7648, if calling internationally, and use passcode 64026051. A replay of the call will be available until November 15, 2012, which can be accessed by dialing (855) 859-2056, if calling from the United States or Canada, or (404) 537-3406, if calling internationally. Please use passcode 64026051 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

About NTN Buzztime, Inc.

NTN Buzztime, Inc. (NYSE MKT: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by approximately 3,700 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools.  With over 2,700,000 registered consumers and more than 52,000,000 games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants attract new customers, turn casual visitors into regulars, and give guests a reason to stay longer.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about changes to our organization and management strategies, cost management, investments, profits and cash flow, innovation, new consumers, benefits of our products and services and the number of locations, players and games. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the impact of alternative entertainment options and technologies, competitive products, and pricing, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, the risks of adverse economic conditions, failure of customer and/or player demand, integration issues and other management and operational difficulties with our reorganization or acquisitions, , termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

2

NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value amount)

	September 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$2,405	$1,374
Restricted cash	–	50
Accounts receivable, net	1,086	750
Prepaid expenses and other current assets	832	624
Total current assets	4,323	2,798
Broadcast equipment and fixed assets, net	3,915	4,255
Software development costs, net	1,776	1,320
Deferred costs	711	1,132
Goodwill	1,281	1,236
Intangible assets, net	567	845
Other assets	53	61
Total assets	$12,626	$11,647
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,192	$1,329
Accrued compensation	865	757
Sales taxes payable	645	764
Income taxes payable	112	77
Obligations under capital leases—current portion	160	286
Deferred revenue	611	463
Other current liabilities	285	192
Total current liabilities	3,870	3,868
Obligations under capital leases, excluding current portion	42	164
Deferred revenue, excluding current portion	199	186
Deferred rent	976	756
Other liabilities	269	323
Total liabilities	5,356	5,297
Commitments and contingencies
Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000 shares authorized; 156 and 161 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	1	1
Common stock, $.005 par value, 84,000 shares authorized; 71,081 and 60,927 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	355	305
Treasury stock, at cost, 503 shares at September 30, 2012 and December 31, 2011	(456)	(456)
Additional paid-in capital	118,926	116,497
Accumulated deficit	(112,351)	(110,719)
Accumulated other comprehensive income	795	722
Total shareholders’ equity	7,270	6,350
Total liabilities and shareholders’ equity	$12,626	$11,647

3

NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$6,050	$5,872	$18,131	$17,766

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,519	1,312	4,690	4,244
Selling, general and administrative	4,257	5,180	14,442	15,386
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	175	175	540	504

Total operating expenses	5,951	6,667	19,672	20,134

Operating income (loss)	99	(795)	(1,541)	(2,368)
Other (expense) income, net	(23)	(5)	(57)	36

Income (loss) before income taxes	76	(800)	(1,598)	(2,332)
Provision for income taxes	(22)	(37)	(26)	(48)

Net income (loss)	$54	$(837)	(1,624)	(2,380)

Net loss per common share – basic	$0.00	$(0.01)	$(0.02)	$(0.04)

Net loss per common share – diluted	$0.00	$(0.01)	$(0.02)	$(0.04)

Weighted average shares outstanding – basic	70,876	60,404	68,537	60,394

Weighted average shares outstanding – diluted	71,373	60,404	68,537	60,394

4

NTN BUZZTIME, INC. AND SUBSIDIARIES

CONSOLIDATED CASH FLOW DATA

(Unaudited)

(In thousands)

	Nine Months ended September 30,
	2012	2011
Cash flows provided by (used in) operating activities:
Net loss	$(1,624)	$(2,380)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,190	2,313
Provision for doubtful accounts	101	(16)
Stock-based compensation	163	242
Loss on sales of securities available-for-sale	–	30
Loss from disposition of equipment and capitalized software	1	164
Changes in assets and liabilities:
Accounts receivable	(437)	51
Prepaid expenses and other assets	(200)	32
Accounts payable and accrued liabilities	(34)	461
Income taxes payable	32	(5)
Deferred costs	422	(333)
Deferred revenue	160	66
Deferred rent	220	76
Net cash provided by operating activities	994	701
Cash flows provided by (used in) investing activities:
Capital expenditures	(966)	(1,302)
Software development expenditures	(1,061)	(760)
Proceeds from sales of securities-available-for-sale	–	134
Acquisitions	(50)	–
Changes in restricted cash	50	–
Net cash used in investing activities	(2,027)	(1,928)
Cash flows provided by (used in) financing activities:
Proceeds from rights offering, net	2,310	–
Proceeds from note payable	–	123
Principal payments on capital leases	(247)	(336)
Payments on note payable	(29)	(4)
Proceeds from exercise of stock options	–	36
Tax withholding related to net-share settlement of restricted stock units	(1)	–
Net cash provided by (used in) financing activities	2,033	(181)
Net increase (decrease) in cash and cash equivalents	1,000	(1,408)
Effect of exchange rate on cash	31	(36)
Cash and cash equivalents at beginning of period	1,374	3,906
Cash and cash equivalents at end of period	$2,405	$2,462

5